Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of February 5, 2004 (the “Effective Date”), by and between John A. Piontkowski (the “Executive”) and META Group, Inc. and any of its subsidiaries, divisions and affiliates, and its and their predecessors, successors and assigns (the “Company”).

WHEREAS, the Executive is currently a Company employee and party to that certain Amended and Restated Employment Agreement dated March 1, 2002;

WHEREAS, the Company desires to retain the services of the Executive, and expects the Executive to continue to make significant contributions to the Company;

WHEREAS, the Executive has certain experience and expertise that qualify him to continue to provide the financial skills required by the Company; and

WHEREAS, the Executive and the Company deem it in their respective best interests to enter into this Agreement providing for the continued employment of the Executive, subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive hereby agrees to remain a Company employee subject to the terms and conditions set forth below, as of the Effective Date. The parties acknowledge that the Amended and Restated Employment Agreement by and between Executive and the Company dated March 1, 2002 shall be superceded in its entirety by this Agreement, and, therefore, shall be null and void as of the Effective Date.

2. Term. Subject to earlier termination as provided in Section 5 hereof, this Agreement shall continue for a term of twelve months and shall terminate in its entirety at the close of business on February 4, 2005.

3. Capacity and Performance. During the term hereof, the Executive shall serve as Senior Vice President of the Company and shall continue to serve the Company in various capacities. The parties agree that the Executive’s employment shall continue to be full-time and on an “at-will” basis, which means that either the Executive or the Company may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause, upon notice to the other party, but subject to Section 5 hereof. The Executive shall initially report to the Company’s Chief Executive Officer (“CEO”). The Executive shall comply with and perform, faithfully, diligently and to the best of his ability, such directions and duties in relation to the Company’s business and affairs as the Company may from time to time vest in or request of him. The Executive shall devote substantially all of his business time, attention and energies to the Company’s business and shall not engage in any other business activity (without the CEO’s approval), whether or not for profit or other pecuniary advantage, that may conflict with the performance of his duties hereunder.

4. Compensation and Benefits. As compensation for the Executive satisfactorily performing his duties and obligations hereunder to the Company and subject to the provisions of Section 5, the Executive shall receive:

4.1. Base Salary. The Executive will receive his base salary paid at a rate of $17,850 per month (the “Base Salary”), subject to applicable tax and other withholding obligations. The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time. Currently, salaries are paid on a bi-weekly basis.

4.2 Annual Bonus. During the term hereof, the Executive will be eligible to receive an annual bonus payment of up to $96,390, subject to applicable tax and other withholding obligations.  Payment of this annual bonus is subject to the attainment of mutually agreed upon milestones between the Executive and the CEO (or the Executive’s future supervisor, if not the CEO) and shall be payable, if at all, following approval of such payment by the Company’s Compensation Committee and in accordance with the Company’s customary bonus practices as established or modified from time to time.  In the event of termination for reasons other than Cause, the amount of the bonus will be prorated for the time between the Effective Date of this Agreement and the termination date.

4.3. Benefits. During the term hereof and subject to any contribution therefore generally required of the Company, the Executive shall continue to be eligible to participate in all employee benefits plans as from time to time adopted by the Company and in effect for executives of the Company in similar positions. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Board or any administrative or other committee provided for in or contemplated by such plan. The Company’s current plans and policies shall govern all other benefits. The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Board, in their sole judgment, determines to be appropriate.

4.4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any reasonable expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment and this Agreement shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1. Death or Disability. In the event of the Executive’s death or Disability (as defined in Section 10B of the Amended and Restated 1995 Stock Plan, as the same may be amended or amended and restated from time to time (the “Stock Plan”) during the term hereof, the Executive’s employment and this Agreement shall immediately and automatically terminate and the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, his estate), any Base Salary and vacation (but with respect to vacation only as provided for under existing Company practice and policy) earned but unpaid through the date of death or Disability. To the extent the Executive qualifies for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company’s plans, the Company may offset any such insurance payments against any Base Salary paid to the Executive (including any such payment made pursuant to this Section).

5.2. By the Company for Cause.

(a) The Company may terminate the Executive’s employment and this Agreement for Cause at any time during the term hereof. The Company shall thereafter have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than

Base Salary and vacation (but with respect to vacation only as provided for under existing Company practice and policy) earned but unpaid through the date of termination.

(b) The following events or conditions shall constitute “Cause” for termination: (i) the substantial and continuing failure of the Executive, after notice thereof, to render the lawful services required of him to the Company or any Related Corporation (as that term is defined in the Stock Plan) in accordance with the terms or requirements of his employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any Related Corporation; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or any Related Corporation which results in direct or indirect loss, damage or injury to the Company or any Related Corporation; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any Related Corporation; (vi) the commission of an act which constitutes unfair competition with the Company or any Related Corporation or which induces any customer or supplier to breach a contract with the Company or any Related Corporation; or (vii) gross negligence in the performance of his duties hereunder.

5.3 By the Company other than for Cause.  The Company may terminate the Executive’s employment and this Agreement other than for Cause at any time during the term hereof. In the event of such termination, the Executive will receive Base Salary and vacation (but with respect to vacation only as provided for under existing Company practice and policy) earned by unpaid through the termination date.  In addition, in the event of such termination, and provided the Executive executes a release of claims (the “Release”) releasing the Company, and its subsidiaries, affiliates and successors, from claims relating to his employment and termination thereof effective as of the termination date, the Executive will be eligible for the following severance payments:

(a)   An amount equal to the aggregate Base Salary (as set forth in Section 4.1 above) to which he would have been entitled had he continued being employed hereunder for the period beginning on the day following the termination date and ending on the final day of the term of this Agreement as set forth in Section 2 above, with such payments being made on the Company’s normal payroll schedule and commencing on the payroll date next following the effective date of the Release; provided however that in the event Executive secures a position with another entity that results in full-time employment (or the economic equivalent thereof) during the period described above, then the maximum number of months of Base Salary to which he will be entitled shall be decreased to be equal to the number of full and partial months (pro-rated for partial months) between the termination date and the date on which he commences such position (the period during which Executive is receiving benefits under this subsection is referred to as the “Severance Period”), plus he will be entitled an additional amount equal to three (3) months of Executive’s Base Salary (as set forth in Section 4.1 above) (paid in accordance with the Company’s normal payroll schedule);

(b) any earned portion of the annual bonus, subject to the terms and conditions relating to such bonus payment as set forth in Section 4.2 or as otherwise provided by the Compensation Committee of the Board; and

(c) reimbursement of his COBRA payments for the Severance Period.

5.4. By the Executive. If the Executive terminates this Agreement and/or his employment with the Company on or after April 5, 2004 (but during the term of this Agreement) for any reason other than death or Disability, the Company shall make the payments pursuant to the provisions set forth in 5.3   If he terminates this Agreement and/or his employment under such circumstances prior to April 5, 2004, then he shall be entitled only to those benefits set forth in Section 5.2 above.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or the Executive’s employment pursuant to Sections 2 or 5.

6.1. Payment in Full. Payment by the Company to the Executive of any Base Salary and other compensation amounts as provided and referenced herein shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and the Executive, on the other, with respect to any loans, stock warrants, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive the Executive’s termination of employment under the provisions of documents relating thereto.

6.2. Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by COBRA or other applicable law (including the Company’s obligation set forth in Section 5.3(c) above), benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of the Executive’s employment without regard to any severance or other payments to the Executive following such termination date.

6.3 Cessation of Compensation and Benefits. If the Executive breaches his obligations under this Agreement and/or the Employee Noncompetition, Nondisclosure and Developments Agreement (the “Noncompetition Agreement”) the Executive agrees that the Company may (i) immediately cease payment of all compensation and benefits described in this Agreement and (ii) recover any severance payments (as referenced in Section 5.3(i)-(ii)) paid by the Company to the Executive after the date on which the Executive breached the Noncompetition Agreement. The Executive also agrees that the cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction.

7. Survival of Certain Provisions. The obligations of the Executive under the Noncompetition Agreement expressly survive any termination of the Executive’s employment, regardless of the manner of such termination, or termination of this Agreement.

8. Withholding; Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law, and the Company may withhold from any amounts payable to the Executive (including any amounts payable to the Executive pursuant to this Agreement) in order to comply with such withholding obligations.

9. Miscellaneous.

9.1. Assignment. The Executive shall not assign this Agreement or any interest herein. The Company may assign this Agreement. No such assignment shall be deemed a “termination” of the Executive’s employment within the meaning of Section 5. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

9.2 Severability. In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable. In the event that any material provision of this Agreement is determined to be legally invalid by a court of competent jurisdiction, the parties hereto, upon returning the consideration exchanged in executing this Agreement, may discontinue performance under this Agreement.

9.3. Waiver; Amendment. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

9.4. Notices. All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to the address set forth underneath his signature to this Agreement or (b) in the case of the Company, to the attention of the Board, with a copy to the CEO c/o META Group, Inc.; and/or to such other address as either party may specify by notice to the other.

9.5. Entire Agreement. This Agreement, the Noncompetition Agreement, the Stock Plan and the META Group, Inc. Incentive Stock Option Agreement constitute the entire agreement between the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and supersede and cancel all prior communications, agreements and understandings, written or oral, between the Executive and the Company with respect to the terms and conditions of the Executive’s employment with the Company, including the Amended and Restated Employment Agreement dated March 1, 2002.

9.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

9.7. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of laws provision or rule thereof, and this Agreement shall be deemed to be performable in such State.

9.8. Consent to Jurisdiction. The Executive, by his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the State of Connecticut for the purpose of any claim or action arising out of or based upon this Agreement, the Executive’s employment with the Company and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

META GROUP, INC.

By:	/s/ ALFRED J. AMOROSO
Name: Alfred J Amoroso
Title: President and Chief Executive Officer

THE EXECUTIVE

By:	/s/ JOHN A. PIONTKOWSKI
John A. Piontkowski

ADDRESS:	6 November Trail
Weston, CT 06883